Exhibit 10.4

December 29, 2025

[Name]

Dear [•],

As you know, pursuant to an Agreement and Plan of Merger by and among OceanFirst Financial Corp. (“Parent”), Apollo Merger Sub Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), and Flushing Financial Corporation (the “Company”), dated as of December 29, 2025 (the “Merger Agreement”), Merger Sub will merge with and into the Company, and immediately thereafter, the Company will merge with and into Parent, with Parent being the surviving corporation (the “Mergers” and the date on which the closing of the Mergers occurs, the “Closing Date”).

Since Parent does not maintain any retiree health and/or welfare benefit plans, the Company and Flushing Bank (the “Bank”) have determined to terminate all of the retiree health and welfare benefit plans and obligations of the Company and the Bank, as further described below. This letter agreement (this “Agreement”) explains (1) the termination of the retiree health and welfare plans and obligations, (2) the one-time payment being offered to you, and (3) the release required from you in order to receive the one-time payment.

1. Termination of Retiree Health and Welfare Benefits.

Effective as of April 1, 2026, all retiree health and welfare plans and obligations of the Company and the Bank will terminate, including but not limited to the Flushing Bank Post-Retirement Health and Welfare Plan (the “PRWP”) and those contractual obligations contained in Section 7(b)(v) of your Employment Agreement, except that the retiree life obligations contained in Section 7(b)(v) of your Employment Agreement will terminate effective as of the date that you sign this Agreement (assuming that you do not revoke your agreement during the Revocation Period, as described in paragraph 4 below). Your “Employment Agreement” means the [•].

This means that, effective as of the applicable date of such plan and contractual obligation terminations (as described above), neither you nor your spouse (nor any of your other dependents) (nor your estate, in the case of your death) will have any further rights and/or entitlements to any retiree health or welfare benefits (including but not limited to any retiree medical, dental and/or life benefits) from the Company or the Bank, including but not limited to under the PRWP and/or Section 7(b)(v) of your Employment Agreement.

2. One-Time Payment & Recoupment.

In recognition of your service to the Company, the Company is offering you a one-time cash lump sum payment equal to $[•] (the “Payment”), less applicable tax withholdings. The Payment will be paid to you on or prior to December 31, 2025, subject to and conditioned on your timely execution of this Agreement (but should you revoke your agreement to this Agreement during the Revocation Period, you will be required to repay the Company the full Payment, as described in paragraph 4).

Notwithstanding the foregoing, you agree that:

•

if prior to the earlier of (i) the Closing Date and (ii) the date on which you are no longer covered by any group life insurance policy maintained by the Company and/or the Bank for active employees that provides benefits to your estate by reason of your death (other than pursuant to any bank-owned life insurance policies or agreements) (a “Flushing Active Group Life Insurance Policy”), your employment with the Company and/or the Bank, as applicable, terminates by reason of your death and your estate receives any proceeds from any such Flushing Active Group Life Insurance Policy, your estate shall repay to the Company all or a portion of the Retiree Life Amount (up to the amount of the proceeds that your estate receives from such other Flushing Active Group Life Insurance Policy but in no event more than the Retiree Life Amount). The “Retiree Life Amount” is an amount equal to $[•]; [and]

•

[if prior to April 1, 2026, your employment with the Company and/or the Bank, as applicable, terminates for any reason other than a reason that would entitle you to the retiree medical benefits under Section 7(b)(v) of your Employment Agreement, you shall repay to the Company the Retiree Medical Amount. The “Retiree Medical Amount” is an amount equal to $[•].]

Any such required repayment under this paragraph 2 shall be net of applicable Federal, state and/or local income and employment taxes paid or payable by you on the required repayment amount less any amount of such taxes actually recovered by you or, in the case of your death, your estate. In addition, any such required repayment under this paragraph 2 must be made by you or your estate (in the case of your death) within sixty (60) days of the date such repayment obligation first arises.

3. Certain Acknowledgments & Agreements.

You acknowledge and agree that, in each case, effective as of the applicable date of such plan and contractual obligation terminations (as described in paragraph 1 above), (i) you will no longer be covered by any retiree health and/or welfare plans or arrangements of the Company and/or the Bank (or any of their respective successors), including without limitation under the PRWP and/or Section 7(b)(v) of your Employment Agreement, (ii) neither you nor your spouse (nor any of your other dependents) (nor your estate, in the case of your death) will have any rights and/or entitlements to any retiree health and/or welfare benefits (including without limitation under the PRWP and/or Section 7(b)(v) of your Employment Agreement) from the Company and/or the Bank (or any of their respective successors), and (iii) you (on behalf of yourself and your spouse, dependents and estate) waive any rights to retiree health and/or welfare benefits from the Company and/or the Bank (or any of their respective successors) under the PRWP and/or Section 7(b)(v) of your Employment Agreement following the applicable date of such plan and contractual obligation terminations (as described in paragraph 1 above).

4. Release.

You acknowledge and agree that for and in consideration of the Payment, effective as of the applicable date of such plan and contractual obligation terminations (as described in this paragraph 1 above), you, for yourself and for your heirs, executors, administrators, trustees, legal representatives, successors and assigns (collectively the “Releasors”), hereby forever release, waive and discharge the Company and the Bank and any and all of the Company’s and the Bank’s past, present and future parent entities, subsidiaries, divisions, affiliates, related business entities, assets, employee benefit plans, successors and assigns, and any of their and/or the Company’s or the Bank’s past, present and future owners, directors, officers, attorneys, fiduciaries, agents, trustees, administrators, employees, successors and assigns, whether acting as agents for the Company or the Bank or in their individual capacities

(collectively referred to as the “Releasees”), from and against any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether based on any federal, state or local law, constitution, statute, ordinance, regulation, common law, court decision or otherwise), whether known or unknown, asserted or unasserted, which any of the Releasors ever had, now have, or hereafter may have against any of the Releasees in any way related to any plans, programs, agreements and/or arrangements of the Company and/or the Bank that provide retiree health and/or welfare benefits, including without limitation under the PRWP and Section 7(b)(v) of your Employment Agreement (the “Released Claims”). The release in this paragraph 4 includes a release of any of the Released Claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and its implementing regulations. By signing this Agreement, you acknowledge and confirm that you: (i) have read and understand this Agreement; (ii) by this Agreement, have been advised in writing to consult with an attorney of your choice before signing this Agreement; (iii) have knowingly, freely, and voluntarily agreed to all of the terms and conditions in this Agreement, including, without limitation, the release in this paragraph 4; (iv) have received good and valuable consideration for signing this Agreement, which is in addition to anything of value you were otherwise entitled to receive; (v) were given at least twenty-one (21) days to consider the terms of this Agreement from the date that this Agreement was first provided to you and consult with an attorney of your choice, but you may sign it before the twenty-one (21) days expire; (vi) have seven (7) days after signing this Agreement to revoke the Agreement by delivering a notice of revocation to Ruth Filiberto (Executive Vice President/Director of Human Resources) at [REDACTED]@flushingbank.com before the end of this seven-day period (the “Revocation Period”); and (vii) understand that the release does not apply to rights and claims that may arise under ADEA or the OWBPA after you sign this Agreement. Any change whether or not material made to this Agreement following the date that this Agreement was first provided to you will not restart the running of the twenty-one (21) day consideration period. Notwithstanding anything to the contrary contained in this Agreement, if you revoke this Agreement during the Revocation Period, you shall promptly repay to the Company the full Payment. Each Releasee is intended to be a third-party beneficiary of the release of claims contained in this paragraph 4.

Notwithstanding the foregoing, the release contained in this paragraph 4 does not release, waive or discharge (and the Released Claims do not include), and nothing in this Agreement is intended to terminate (and the Company and/or the Bank and their respective successors will continue to be obligated to provide you with), (i) any continued health and welfare benefits that you may be entitled to under your Employment Agreement other than under Section 7(b)(v) thereof (for the avoidance of doubt, you will still be entitled to the health and welfare benefits under Section 7(b)(iv) of your Employment Agreement during the Severance Period (as such term is defined in the Employment Agreement)), (ii) any rights you may have as an active employee of the Company and/or the Bank (or any of their respective successors) for coverage under, or with respect to, any health and/or welfare plans, programs, agreements and/or arrangements (including without limitation those that provide medical, dental and or life coverages to active employees) that the Company and/or the Bank (or any of their respective successors) sponsor and/or maintain for active employees (and their eligible spouse and dependents) in accordance with their respective terms, (iii) any rights you may have to continued health coverage (for yourself or your eligible spouse and dependents) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), and/or (iv) any rights that you (or your estate) may have under any bank-owned life insurance (BOLI) policies and/or agreements with the Company and/or the Bank (or their respective successors).

5. Miscellaneous.

The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision hereof, and this Agreement will be construed as if the invalid and unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

This Agreement may be amended only by an instrument in writing signed by the parties hereto. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. You may not assign, transfer, alienate, sell, pledge or encumber, whether voluntarily or involuntarily, or by operation of law, any of your rights under this Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the state of New York. Any dispute arising out of this Agreement may be resolved in any state or federal court located in the southern district of the state of New York, and the parties herby accept such venue and submit to the personal jurisdiction of any such court. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto.

NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS LIMITING THE ABILITY OF THE COMPANY AND/OR THE BANK TO AMEND AND/OR TERMINATE ANY EMPLOYEE BENEFIT PLAN, PROGRAM OR ARRANGEMENT AT ANY TIME, INCLUDING WITHOUT LIMITATION THE PRWP OR ANY OTHER PLAN, PROGRAM OR ARRANGEMENT PROVIDING RETIREE HEALTH AND/OR WELFARE BENEFITS.

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THIS AGREEMENT, YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT, AND YOU FURTHER ACKNOWLEDGE THAT YOUR SIGNATURE BELOW IS AN AGREEMENT TO VOLUNTARILY GIVE UP ANY RIGHT WHICH YOU MAY HAVE TO BRING ANY CLAIMS AGAINST THE RELEASEES FOR ANY CLAIMS COVERED BY THE RELEASE CONTAINED IN PARAGRAPH 4.

[Signature page follows]

If this Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,

FLUSHING FINANCIAL CORPORATION

By:
Name:
Title:

FLUSHING BANK

By:
Name:
Title:

[Signature Page to PRWP Release Agreement]

Accepted and Agreed

I hereby agree with and accept the terms and conditions of this Agreement:

Name: [•]

[Signature Page to PRWP Release Agreement]